Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Second Quarter Fiscal 2024 Results

◦Revenue of $286.3 Million in Q2, Ahead of Outlook
◦Diluted EPS of $1.07 in Q2, Up Over 5% Versus Prior Year
◦Reduced Leverage Ratio to 3.0x at Quarter End
◦Reaffirming Full-Year Fiscal 2024 Revenue, Earnings, and Cash Flow Outlook

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-November 2, 2023-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its second quarter and first six months ended September 30, 2023.

“Our second quarter results build on a strong first quarter performance thanks to our diverse and leading portfolio of brands and broad distribution. This stable top-line performance was amplified by our strong financial model and resulted in second quarter mid-single-digit earnings growth versus prior year. The earnings growth translated into robust free cash flow that we used for debt reduction and resulting leverage which will enable further disciplined capital deployment,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Second Fiscal Quarter Ended September 30, 2023

Reported revenues in the second quarter of fiscal 2024 of $286.3 million compared to a record $289.3 million in the second quarter of fiscal 2023. Revenues decreased 0.7% versus the prior year second quarter excluding the impact of foreign currency. The revenue performance for the quarter was led by Cough & Cold and Ear & Eye Care category performances in North America and strong International OTC segment growth versus the prior year comparable period, offset by declines in certain other categories and the planned strategic exit of private label revenues.

Reported net income for the second quarter of fiscal 2024 totaled $53.6 million, compared to the prior year second quarter’s net income of $51.0 million. Diluted earnings per share of $1.07 for the second quarter of fiscal 2024 increased 5.4% versus $1.02 in the prior year comparable period.

Six Months Ended September 30, 2023

Reported revenues for the first six months of fiscal 2024 totaled $565.6 million and compared to revenues of $566.3 million for the first six months of fiscal 2023. Revenues increased 0.5% versus the prior year six-month period, excluding the impact of foreign currency. The revenue growth for the first six months was driven by International OTC segment performance and strong Dermatological category sales in North America, offset by lower Women’s Health category sales and the strategic exit of private label revenues.

Reported net income for the first six months of fiscal 2024 totaled $106.8 million versus the prior year comparable period net income of $106.3 million. Diluted earnings per share were $2.13 for the first six months of fiscal 2024 increased compared to diluted earnings per share of $2.11 in the prior year comparable period.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for the second quarter fiscal 2024 was $62.5 million, compared to $57.5 million during the prior year comparable period. Non-GAAP free cash flow in the second quarter of fiscal 2024 was $59.5 million compared to $55.2 million in the prior year second quarter. The Company's net cash provided by operating activities for the first six months of fiscal 2024 was $110.5 million, compared to $115.8 million during the prior year comparable period. Non-GAAP free cash flow in the first six months of fiscal 2024 was $106.1 million compared to $112.4 million in the prior year comparable period, with the change attributable to the timing of working capital.

In the first quarter fiscal 2024, the Company repurchased approximately 0.4 million shares at a total investment of $25.0 million, completing its previously authorized share repurchase program.

The Company's net debt position as of September 30, 2023 was approximately $1.2 billion, resulting in a covenant-defined leverage ratio of 3.0x.

Segment Review

North American OTC Healthcare: Segment revenues of $244.4 million for the second quarter fiscal 2024 decreased 3.0% compared to the prior year comparable quarter's record segment revenues of $252.1 million. The revenue performance for the quarter was driven by lower sales in Women’s Health and certain other categories as well as the strategic exit of private label, partially offset by strong performance in the Cough & Cold and Ear & Eye Care categories.

For the first six months of the current fiscal year, reported revenues for the North American OTC segment were $490.6 million, which compared to $494.6 million in the prior year comparable period. The change was attributable to lower sales in the Women’s Health category, partially offset by higher sales in other categories including Dermatologicals, Ear & Eye Care, and Gastrointestinal.

International OTC Healthcare: Fiscal second quarter 2024 segment revenues were $41.9 million compared to $37.2 million reported in the prior year comparable period. The increase in revenue versus the prior year second quarter was driven by strong Eye & Ear Care and Women’s Health sales, partially offset by a $0.7 million currency headwind.

For the first six months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $75.1 million, an increase of approximately 5% over the prior year comparable period’s revenues of $71.8 million or an increase of 8.5% after excluding the impact a $2.6M foreign currency headwind. The strong sales growth exceeded the Company’s long-term growth expectation for the segment.

Commentary Reaffirming Outlook for Fiscal 2024

Ron Lombardi, Chief Executive Officer, stated, “We were pleased with our top-line performance against a record result in Q2 of the prior year. This was driven by our continued brand-building efforts and growth in multiple categories including Cough & Cold and Ear & Eye Care as well as our International segment. The resulting strong profitability and free cash flow enabled our continued disciplined capital deployment, which reduced debt by $55 million in the quarter and improved our leverage to 3.0x and the end of September.”

“Looking ahead, we are reaffirming our fiscal 2024 outlook that includes solid sales and earnings growth expectations. While we anticipate a continued dynamic macro environment, our diverse portfolio of brands in a resilient needs-based section of the store leave us well positioned to continue to create long-term shareholder value,” Mr. Lombardi concluded.

Reaffirmed Fiscal 2024 Outlook
Revenue	$1,135 to $1,140 million
Organic Revenue Growth	1% to 2%
Diluted E.P.S.	$4.27 to $4.32
Free Cash Flow	$240 million or more

Fiscal Second Quarter 2024 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its second quarter fiscal 2024 results today, November 2, 2023 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "outlook," "projected," "may," "will," "would," "expect," "anticipate," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and free cash flow, the Company’s disciplined capital deployment, the Company’s brand-building efforts, the impact of the macro environment, and the Company’s ability to create shareholder value. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of labor shortages, inflation and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women’s health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden’s® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company’s website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2023	2022	2023	2022
Total Revenues	$286,316	$289,273	$565,625	$566,332

Cost of Sales
Cost of sales excluding depreciation	124,324	126,384	246,978	241,380
Cost of sales depreciation	1,972	1,880	3,954	3,824
Cost of sales	126,296	128,264	250,932	245,204
Gross profit	160,020	161,009	314,693	321,128

Operating Expenses
Advertising and marketing	40,102	43,819	76,333	83,770
General and administrative	25,997	26,438	53,684	53,152
Depreciation and amortization	5,671	6,368	11,232	12,808
Total operating expenses	71,770	76,625	141,249	149,730
Operating income	88,250	84,384	173,444	171,398

Other expense
Interest expense, net	17,606	16,979	35,325	32,271
Other (income) expense, net	229	812	(1,009)	1,637
Total other expense, net	17,835	17,791	34,316	33,908
Income before income taxes	70,415	66,593	139,128	137,490
Provision for income taxes	16,856	15,570	32,293	31,195
Net income	$53,559	$51,023	$106,835	$106,295

Earnings per share:
Basic	$1.08	$1.02	$2.15	$2.12
Diluted	$1.07	$1.02	$2.13	$2.11

Weighted average shares outstanding:
Basic	49,687	49,804	49,727	50,033
Diluted	50,081	50,265	50,138	50,496

Comprehensive income, net of tax:
Currency translation adjustments	(3,784)	(7,118)	(4,430)	(16,637)
Net loss on termination of pension plan	—	—	—	(790)
Total other comprehensive loss	(3,784)	(7,118)	(4,430)	(17,427)
Comprehensive income	$49,775	$43,905	$102,405	$88,868

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2023	March 31, 2023

Assets
Current assets
Cash and cash equivalents	$60,067	$58,489
Accounts receivable, net of allowance of $21,994 and $20,205, respectively	158,456	167,016
Inventories	161,283	162,121
Prepaid expenses and other current assets	8,392	4,117
Total current assets	388,198	391,743

Property, plant and equipment, net	70,700	70,412
Operating lease right-of-use assets	12,134	14,923
Finance lease right-of-use assets, net	2,870	4,200
Goodwill	526,860	527,553
Intangible assets, net	2,328,250	2,341,893
Other long-term assets	3,862	3,005
Total Assets	$3,332,874	$3,353,729

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	44,381	62,743
Accrued interest payable	15,635	15,688
Operating lease liabilities, current portion	6,732	6,926
Finance lease liabilities, current portion	2,876	2,834
Other accrued liabilities	60,080	72,524
Total current liabilities	129,704	160,715

Long-term debt, net	1,262,972	1,345,788
Deferred income tax liabilities	388,481	380,434
Long-term operating lease liabilities, net of current portion	6,644	9,876
Long-term finance lease liabilities, net of current portion	218	1,667
Other long-term liabilities	8,896	8,165
Total Liabilities	1,796,915	1,906,645

Total Stockholders' Equity	1,535,959	1,447,084
Total Liabilities and Stockholders' Equity	$3,332,874	$3,353,729

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
(In thousands)	2023	2022
Operating Activities
Net income	$106,835	$106,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,186	16,632
Loss on disposal of property and equipment	191	94
Deferred income taxes	9,721	4,211
Amortization of debt origination costs	2,302	1,798
Stock-based compensation costs	7,834	7,323
Non-cash operating lease cost	2,816	2,984
Other	—	447
Changes in operating assets and liabilities:
Accounts receivable	4,415	(8,276)
Inventories	223	(21,810)
Prepaid expenses and other current assets	(3,814)	(1,501)
Accounts payable	(18,820)	1,016
Accrued liabilities	(11,764)	9,788
Operating lease liabilities	(3,493)	(3,201)
Other	(1,085)	(13)
Net cash provided by operating activities	110,547	115,787

Investing Activities
Purchases of property, plant and equipment	(4,411)	(3,423)
Other	3,800	—
Net cash provided by (used in) investing activities	(611)	(3,423)

Financing Activities
Term loan repayments	(85,000)	(40,000)
Borrowings under revolving credit agreement	—	20,000
Repayments under revolving credit agreement	—	(20,000)
Payments of finance leases	(1,403)	(1,369)
Proceeds from exercise of stock options	9,183	1,489
Fair value of shares surrendered as payment of tax withholding	(5,508)	(5,450)
Repurchase of common stock	(25,000)	(50,000)
Net cash used in financing activities	(107,728)	(95,330)

Effects of exchange rate changes on cash and cash equivalents	(630)	(1,777)
Increase (decrease) in cash and cash equivalents	1,578	15,257
Cash and cash equivalents - beginning of period	58,489	27,185
Cash and cash equivalents - end of period	$60,067	$42,442
Interest paid	$33,706	$19,016
Income taxes paid	$25,118	$15,689

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended September 30, 2023
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$244,423	$41,893	$286,316
Cost of sales	107,466	18,830	126,296
Gross profit	136,957	23,063	160,020
Advertising and marketing	35,389	4,713	40,102
Contribution margin	$101,568	$18,350	$119,918
Other operating expenses			31,668
Operating income			$88,250

*Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2023
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$490,566	$75,059	$565,625
Cost of sales	217,542	33,390	250,932
Gross profit	273,024	41,669	314,693
Advertising and marketing	66,790	9,543	76,333
Contribution margin	$206,234	$32,126	$238,360
Other operating expenses			64,916
Operating income			$173,444
*Intersegment revenues of $2.0 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended September 30, 2022
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$252,054	$37,219	$289,273
Cost of sales	113,533	14,731	128,264
Gross profit	138,521	22,488	161,009
Advertising and marketing	39,316	4,503	43,819
Contribution margin	$99,205	$17,985	$117,190
Other operating expenses			32,806
Operating income			$84,384
* Intersegment revenues of $1.1 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2022
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$494,572	$71,760	$566,332
Cost of sales	216,454	28,750	245,204
Gross profit	278,118	43,010	321,128
Advertising and marketing	74,728	9,042	83,770
Contribution margin	$203,390	$33,968	$237,358
Other operating expenses			65,960
Operating income			$171,398
* Intersegment revenues of $1.7 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Free Cash Flow, and Net Debt.
We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.
NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,275,000 at September 30, 2023) less cash and cash equivalents ($60,067 at September 30, 2023). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
(In thousands)
GAAP Total Revenues	$286,316	$289,273	$565,625	$566,332
Revenue Change	(1.0)%		(0.1)%
Adjustments:
Impact of foreign currency exchange rates	—	(1,035)	—	(3,759)
Total adjustments	—	(1,035)	—	(3,759)
Non-GAAP Organic Revenues	$286,316	$288,238	$565,625	$562,573
Non-GAAP Organic Revenue Change	(0.7)%		0.5%

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin:

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
(In thousands)
GAAP Net Income	$53,559	$51,023	$106,835	$106,295
Interest expense, net	17,606	16,979	35,325	32,271
Provision for income taxes	16,856	15,570	32,293	31,195
Depreciation and amortization	7,643	8,248	15,186	16,632
Non-GAAP EBITDA	$95,664	$91,820	$189,639	$186,393
Non-GAAP EBITDA Margin	33.4%	31.7%	33.5%	32.9%

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
(In thousands)
GAAP Net Income	$53,559	$51,023	$106,835	$106,295
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	19,862	17,255	38,050	33,489
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(10,961)	(10,738)	(34,338)	(23,997)
Total adjustments	8,901	6,517	3,712	9,492
GAAP Net cash provided by operating activities	62,460	57,540	110,547	115,787
Purchases of property and equipment	(2,934)	(2,376)	(4,411)	(3,423)
Non-GAAP Free Cash Flow	$59,526	$55,164	$106,136	$112,364

Outlook for Fiscal Year 2024:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'24 GAAP Net cash provided by operating activities	$250
Additions to property and equipment for cash	(10)
Projected FY'24 Non-GAAP Free Cash Flow	$240